As filed with the United States Securities and Exchange Commission on October 31, 2024.

Registration No. 333-278742

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GRIID INFRASTRUCTURE INC.

(Exact name of registrant as specified in its charter)

Delaware	85-3477678
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o CleanSpark, Inc.

10624 S. Eastern Ave. Suite A – 638

Henderson, Nevada 89052

(Address of Principal Executive Offices)

GRIID Infrastructure Inc. 2023 Omnibus Incentive Compensation Plan

(Full title of the plan)

Zachary K. Bradford

President and Chief Executive Officer

c/o CleanSpark, Inc.

10624 S. Eastern Ave. Suite A – 638

Henderson, Nevada 89052

(702) 989-7692

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Christopher J. Bellini

Mehrnaz Jalali

Cozen O’Connor

33 South 6th Street, Suite 3800

Minneapolis, MN 55402

(612) 260-9000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (No. 333-278742) (the “Registration Statement”) previously filed by GRIID Infrastructure Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) on April 16, 2024 to register 4,000,000 shares of the Registrant’s common stock, $0.0001 par value per share (the “Common Stock”), reserved for issuance under the GRIID Infrastructure Inc. 2023 Omnibus Incentive Compensation Plan, as amended from time to time. This Post-Effective Amendment is being filed to deregister any and all securities that remain unsold or otherwise unissued as of the date hereof under the Registration Statement.

Effective October 30, 2024, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of June 26, 2024 (the “Merger Agreement”), by and among the Registrant, CleanSpark, Inc., a Nevada corporation (“CleanSpark”), and Tron Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of CleanSpark (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving and continuing as the surviving corporation in the Merger.

As a result of the Merger and the other transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offers and sales of its securities registered pursuant to the Registration Statement and is deregistering the remaining shares of its Common Stock (the “Shares”) registered but unsold as of the effective time of the Merger under the Registration Statement, if any. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Shares that had been registered for issuance under the Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration any and all such Shares registered but unsold as of the date of this Post-Effective Amendment. The Registration Statement is amended, as appropriate, to reflect the deregistration of the Shares as of the date of this Post-Effective Amendment.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on October 31, 2024.

GRIID INFRASTRUCTURE INC.

By:	/s/ Leighton Koehler
	Name:	Leighton Koehler
	Title:	General Counsel

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.